Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CADIZ INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JUNE, A.D. 2023, AT 1:46 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

2295882 8100
SR# 20232814861

Authentication: 203593372
Date: 06-21-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:46 PM 06/21/2023
FILED 01:46 PM 06/21/2023
SR 20232814861 - File Number 2295882

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CADIZ INC.

Cadiz Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The certificate of incorporation of the Corporation is hereby amended by deleting the title of Article FOURTH and title and text of Part A of Article FOURTH thereof in their entirety and inserting the following in lieu thereof:

"FOURTH:

A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 85,100,000, consisting of two classes as follows:

1. 85,000,000 shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"); and

2. One Hundred Thousand (100,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock:")."

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this 21st day of June, 2023.

CADIZ INC.

DocuSigned by:

By: Stanley E. Speer
CD209D8053AD4CB...

Name: Stanley Speer
Title: Chief Financial Officer